Exhibit 99.1

www.prvt.com

PRIVATE MEDIA GROUP COMPLETES ACQUISITION OF LEADING ONLINE DISTRIBUTION PLATFORM SUREFLIX

BARCELONA, Spain, November 3, 2009, Private Media Group, Inc. (NASDAQ GM: PRVT) announced today that on October 29 it finalized the acquisition of Sureflix Digital Distribution (“Sureflix”), the world leader in digital distribution of premium gay content and owners of maleflixxx.tv, splashshots.com. The acquisition provides Private with a leadership position in the lucrative gay market.

Commenting on the Company’s decision to make this acquisition, Ilan Bunimovitz, Chief Executive Officer of Private explained: “With Sureflix, we extend our platform into yet another new market and broaden our leading position in the adult industry into the gay space. Together, we offer the most comprehensive catalog to affiliates and consumers. This is an accretive acquisition and it will act as a strategic accelerator for both parties, enabling growth into new markets and territories while opening up new business relationships.”

Speaking about the synergies between Sureflix and Private, Eric Jonson, President of Sureflix, said: “It is hard to imagine a better fit. As part of Private, we will be able to offer members of the industry the best distribution network. This deal opens many revenue channels and allows us to deliver the distribution muscle of a storied international brand to our premium catalog.”

The acquisition agreement was signed on October 9, 2009 and the agreement provides for the issuance of 3,900,000 unregistered shares, or 6% of total shares outstanding following issuance, of Private common stock to the owners of Sureflix and related companies upon completion of the acquisition, and up to an additional 2,100,000 shares of Private common stock based on earnout targets.

The combined pro-forma revenue of the two entities for the six months ending June 30, 2009 was USD 19.3 million compared to USD 16.0 million in revenue for the same period for Private alone, a 21% difference.

About Sureflix

Sureflix is a leading global supplier of adult programming. Sureflix operates a vast network of pay-per-view VOD Websites and has a North American broadcast presence. Sureflix represents premium production studios in the various worldwide television broadcast markets (cable, satellite), mobile, IPTV as well as the various Internet VOD markets. Sureflix has not only in-depth knowledge of adult programming, but also significant VOD technology and marketing expertise. Sureflix launched its flagship site in 2001 and has continued, with steady growth across all markets since this point.

Visit sureflix.com for more information.

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group (PRVT) is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 85 network operators in 36 countries, digital TV via 35 platforms in 18 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. Forward-looking statements in this press release include expectations about the timing of the merger and the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals. Actual results may differ materially from those contained in the forward-looking statements in this press release. Private undertakes no obligation to, and does not intend to, update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. In addition, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Simon Jordan

Marketing Department

Private Media Group Tel +34 93-620 80 90

simon.jordan@private.com

SOURCE: Private Media Group